UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2004

Sears, Roebuck and Co.

(Exact name of registrant as specified in its charter)

New York	1-416	36-1750680

(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

3333 Beverly Road, Hoffman Estates, Illinois		60179

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 286-2500

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13.e-4(c)

Item 8.01 Other Events.

     On November 16, 2004, Sears, Roebuck and Co. (the “Company”) and Kmart Holding Corporation (“Kmart”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Company and Kmart have agreed to effect a business combination transaction whereby the Company and Kmart would become wholly-owned subsidiaries of a newly organized Delaware corporation (“Holdco”) to be named “Sears Holdings Corporation.” Kmart shareholders will receive one share of Holdco common stock for each Kmart share. Sears shareholders will have the right to elect $50.00 in cash or 0.5 of a Holdco share, subject to proration. Consummation of the transaction is subject to various conditions, including the approval of the stockholders of the Company and Kmart.

     A copy of the joint press release of the Company and Kmart announcing the execution of the Merger Agreement is included herein as Exhibit 99.1. The joint press release is incorporated herein by reference and the foregoing description of such transaction is qualified in its entirety by reference to such press release.

     The information required by Item 1.01 will be filed in a separate Current Report on Form 8-K.

     Stockholders are urged to read the joint proxy statement/prospectus regarding the proposed transaction when it becomes available, because it will contain important information. Stockholders will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about the Company and Kmart, without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the SEC filings that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to the Company or Kmart. Information regarding the participants in the proxy solicitation and a description of their direct and indirect interest, by security holdings or otherwise, is contained in the materials filed with the SEC by the Company on April 30, 2004 and by Kmart on April 8, 2004.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits.

99.1	Press Release, dated November 17, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEARS, ROEBUCK AND CO.
Date: November 17, 2004	By:	/s/ Andrea L. Zopp
Name: Andrea L. Zopp
Title: Senior Vice President & General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated November 17, 2004.